WELCOME TO TRACCOM INC.

- A COMPANY WITH A VISION AND VALUE PROPOSITION

TRACCOM

HEALTH, LOGISTICS, TRACKING

DISCLOSURE STATEMENT

- This presentation (and the documents made available to potential Investors) contains forward-looking statements involving risks and uncertainties. These statements relate to future events or Traccom Inc. (the "Company's") future financial performance. Any statement that is not a reference to historical fact is a forward-looking statement. For example, in some cases, you can identify forward-looking statements by terminology such as "could," "may," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only hypotheses and predictions. Actual events or results may, and often do, differ materially. In evaluating these statements, you should specifically consider various important factors including the risks described in the Offering Circular qualified by the SEC on May 13, 2021 under "Risk Factors" and in other parts of the Offering Circular. These factors may cause actual results to differ materially from any forward-looking statement. Although the expectations reflected in all forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither the Company nor any other person assumes responsibility for the accuracy and completeness of any forward-looking statements. The Company is under no duty to update any of the forward-looking statements after the date of this presentation to conform them to actual results or to changes in the Company's expectations.

TRACCOM

HEALTH, LOGISTICS, TRACKING

PRESENTATION TOPICS

1. MANAGEMENT TEAM
2. DESCRIPTION OF THE COMPANY
3. ABOUT OUR PRODUCTS
4. OUR FUNDING INITIATIVE
5. HOW TO PURCHASE TRACCOM INC. STOCK

TRACCOM
HEALTH, LOGISTICS, TRACKING



CHAIRMAN / CTO

Joseph L Morgan

Mr. Morgan has been involved in the communications industry for over 45 years. Formally educated as an electronic engineer, Morgan has specialized in communications with a focus on telephony and wireless telephony applications. Mr. Morgan has applied for twenty-three patents spanning the telephony, banking, cellular, recording, medical, Artificial Intelligence and the automotive industries. Morgan's most recent granted patent was for a wireless technology. After founding USA Telecommunications Services, Inc. in 1992, Morgan conceived a pre-paid wireless business, raised the needed capitol, developed and patented the process, developed it into a viable nation-wide business and sold it to SMARTALK Teleservices in Columbus, Ohio, March of 1998. Approximately one year later AT&T bought the entire SMARTALK operation. As a result of the SMARTALK sale, his technology is currently being used as the very successful AT&T Wireless Pre-Paid solution. Mr. Morgan has been involved with NASA, IBM, Delta Airlines, Disney, General Motors, Ford, Sears, AT&T, BellSouth, Syniverse, US Government, GTE/Verizon, NBC, CBS, ABC in this country and has worked for clients in Korea, India, Canada, England, Dubai, Switzerland, Poland, Lichtenstein, Dominican Republic, Puerto Rico, Italy, Brazil, France, China, Germany and Japan.



PRESIDENT, CEO

Harry Steck

Mr. Steck has held the positions of President of Globatrac, LLC, President/CEO of Master Halco, a steel manufacturing subsidiary of Tokyo- based Itochu, President / CEO of Rank Retail Services America, distribution subsidiary of the UK - based Rank Organization and Vice President of U.S. Sales, Marketing and Distribution for Sara Lee Corporation. He is a graduate of the University of Pittsburgh and holds an MBA in addition to completing post graduate programs at Harvard and IMEDE (University of Lausanne, Switzerland)



Executive Vice President
Bob Goldstein

Robert Goldstein began his professional career in 1979. Mr. Goldstein is a Senior Executive of Information Technology with demonstrated expertise in system design, implementation, agile methodologies, information security, predictive analytics, infrastructure design, and business transformation. Robert is a trusted advisor on technology-related matters with a focus on healthcare a visionary and innovative leader who builds and develops high-performing teams and delivers cost-effective solutions that drive company performance and profitability.

From 1996 to 2011, Robert began a new chapter in his career, moving from Healthcare to Manufacturing and Distribution. During this time, Robert worked for Amcor Sunclipse, Balboa Instruments, and Master Halco, where he held the position of Vice President/Senior Vice President

After leaving Master Halco in 2011, Robert decided to return to the Healthcare Industry. Robert was recruited by MedAssets to turnaround an underperforming division, Distribution Support Systems, ultimately returning the division to profitability. In 2018, after the Distribution Support Systems was sold, Robert was hired by Votum Technology Group, servicing healthcare customers focusing on Artificial Intelligence and Robotic Process Automation. Robert currently serves as Executive Vice President of Traccom.

Robert is a graduate of SUNY, Empire State College, New York. Robert holds a BS in Information Systems. Robert currently resides in McKinney, TX. Robert enjoys reading, movies, hiking, and bicycle riding in the great outdoors. Robert loves spending time with his grandchildren, who also reside in McKinney, TX.

The Company - History

- The Company was formed in 2018 and initially based in Atlanta to focus on developing products for the health care field and general- purpose asset tracking.
- Initial funding was from the founders and two Indiegogo campaigns.
- By the end of 2020, two products were developed and ready for full testing.
- In spring 2021, the Company filed its Reg A Tier 2 Filing with the SEC and was qualified in June for 350,000 shares of common stock.
- Beginning in summer of 2021, the Company begin the process of having its stock listed on OTC Pink. On February 1, 2022, Traccom Inc. begin being quoted under the symbol TRCC.

The Company - Products

- Our initial health care product is the Traccom MedicalPro, which is a Remote Patient Monitoring device.
- The MedicalPro has been successfully tested and evaluated by the Jackson Memorial Hospital in Miami, Florida and is now ready for production.
- Our second product, which is in the all-purpose general tracking category, is the Traccom Basic Tracker. It is designed for airline travelers to track the location of their airline checked in luggage.
- The Traccom Basic Tracker was successfully tested on thirty-six domestic and international flights by a group of Indiegogo early supporters and is now ready for production.
- Patents have been filed for the underlying technology of both products.

TRACCOM
HEALTH, LOGISTICS, TRACKING

Product Beginnings

Medical Reporting-

Original Work with Humana in 2008 proved that Remote Patient Monitoring (RPM) would save the Payor significant dollars. *(Initial Study showed a $600 / month / patient savings, after the 4th month of monitoring.)*

But no Payor would financially support the effort.

In 2018 Medicare created 3 billing codes for RPM and all Insurance Companies have since followed suit.

Product Beginnings

Medical Reporting-

After 7 years of research a Patent was filed in 2015 under the original Invention title of: The System

"A Method for Developing and Deploying an Artificially Intelligent Algorithm to Monitor and Detect Health Anomalies and Instantly Signal the Patient's Primary Care Physician."

The Proof-of-Concept System was assembled, tested and demonstrated in August of 2018.


telenor

TRACCOM
HEALTH, LOGISTICS, TRACKING

Product Beginnings

Medical Reporting-

By 2021 Traccom had designed a purpose-built Printed Circuit Board *(shown on the lid of the original "Proof of Concept Assembly").*



The Technology


antenova
SR4L002
2005
EUT-100 REV01
79

The underlying technological difference in both products is the unique designed, Purpose-Built Printed Circuit Board

This PCB is used in the Tracker and the Medical Hub. Industry-specific functionalities are achieved through different Firmware.

This small package has a cell phone chip, Bluetooth 5.0, GPS, Temperature, Humidity, Accelerometer, Photovoltaic Sensor as well as a Magnetometer. Additionally, this board is host to 4 different and very expensive antennas.

Current Product



First Offering enclosure was 4.25 inches high with 3.75 inch square base. Reports Ambient temperature and humidity with each Reading of ancillary Medical reporting device. Also, gives audible confirmation to the user that the readings have been recorded.



Current Offering enclosure is 1.5 inches high & 3.75 inches in diameter. Reports Ambient temperature and humidity with each reading of ancillary Medical reporting device. Also, gives audible confirmation to the user that the readings have been recorded.



Portable Offering is .5 x 2.5 x 4.5 inches- Reports Ambient temperature and humidity with each reading of ancillary Medical reporting device. Does not give audible confirmations but DOES HAVE "Fall Reporting" with an accompanying GPS location of the "Fall Event".

Current Product



Major Differentiators

- **Requires NO Interaction by the Patient** – Plug the Hub in to a wall socket (in any country), device is ready.
- **Requires NO Device Pairing –** Works with all ancillary Medical Devices supplied by Traccom.
- **Requires NO Wi-Fi or Wired Internet –** Data NEVER touches the Internet, 128 Bit encryption over the cellular data network, data is received at Traccom's Core and passe directly through a HL7 Interface, then directly into the Individual's Patient Portal. This process is 100% HIPAA compliant.
- **Works in 193 Countries –** Traccom owns the Cellular Carrier and has connectivity with multiple carriers in each country. Multiple carriers in each Country insures Hub Connectivity on the strongest signal, regardless of location.
- **Monitors Location, Ambient Temperature and Humidity-** Traccom knows the GPS location of the reporting Hub as well as the environmental conditions in which the patient is living and reports same to the Doctor caring for the monitored patient.

Product Beginnings

Tracking-

We entered the Tracking Business in 1990, offering unlimited tracking, showing speed, location, battery voltage and 100 different commands, *before* there was data or SMS.


1990 – Amps/ CDMA
No Hide
2007 – GSM 2G

Current Product

Tracking-

The tracking market continued to mature but with more demand on functionality. So Traccom invested in a totally new approach.

Cellular based with GPS tracking, Temperature, Humidity, Shock and Light sensor, operating on the 4G/5G technology.


TRACCOM

TRACCOM
HEALTH, LOGISTICS, TRACKING

Current Product

Tracking-


TRACCOM

Major Differentiators

- **Always Ready for Service -** The Traccom Tracker uses 3 AA batteries such that the traveler is never caught with out a charged device.
- **Works in 193 Countries –** Traccom owns the Cellular Carrier and has connectivity with multiple carriers in each country. Multiple carriers in each Country insures the Tracker's operation even in fringe areas.
- **Alerts on Shock / Jarring-** User does not have to purchase multiple devices to insure proper handling of shipments. Customer can set jarring limits to diminish unnecessary alerts. Any Alert is also accompanied by the GPS coordinates of said Alert.
- **Alerts on Package Being Opened-** The Traccom Tracker has an integrated light sensor, and it will alert on first light detection and supply GPS coordinates of said Alert.
- **Alerts on Temperature and Humidity Extremes-** The Traccom Tracker has integrated Temperature and Humidity Sensors and limits can be set by the Customer, to ensure perishable commodities are delivered as per the mandates / repuirements of the shipper.
- **IATA and FAA Compliant -** The Traccom Tracker is fully compliant with the FAA and IATA, inasmuch as it employs three ways to switch to the "Airplane Mode" for flight (Only 2 methods are required)

TRACCOM is UNIQUE

Connectivity is the Key to Commoditizing Today's Product Offerings-




TRACCOM

Many Devices today, require connectivity. Most of the devices on the market today require the customer to connect the device via a separate cellular plan, connect the device to their phone or to connect the device to their home Wi-Fi to establish connectivity. This approach is cumbersome and costly for the end user.

While transporting our data is key to the usability of any Service. However, in today's "Wild West" internet environment, our data is vulnerable to hacking, intrusion and uninvited distribution of our personal data. Unfortunately, that is the nature of any "Internet Connection", or internet connected device. . . .if a device (any device) is on the Internet it can be hacked.

TRACCOM is UNIQUE

Connectivity is the Key to Commoditizing Today's Product Offerings-




TRACCOM

Traccom OWNS the Cellular carrier. Traccom OWNS the cellular Core and therefore has complete control of all data delivered by one of its devices.

As far as the Health Hub is concerned, the data is never routed through the internet and is, therefore 100% secure.

As far as the Tracker is concerned, all data is routed directly into the customer portal for tracking and Alert Routing.

The Company – The Market

- The market size of the Remote Patient Monitioring devices was at $975 million in 2020, growing to $3.2 billion by 2027.
- The Company's primary customer for the MedicalPro is Telemetrix RPM for which we have a contract to be their supplier. Telemetrix RPM has committed to an order for 400 MedicalPro devices to be shipped to them in March and April 2022.
- Hospitals and Physician Groups will be the targeted end user customer for the MedicalPro.
- Rural Pharmacies opportunity for the MedicalPro.
- The market size of the General Tracking Devices in 2020 was $1.8 billion, growing to $5.0 billion by 2028
- The primary customers for the Traccom Basic Tracker will be consumers and the airlines.
- 25.4 million airline checked in bags were mishandled in 2019 in terms of arriving in the right location on time of which 2.8 million bags never arrived.

The Company – The Competition

- Primary Competitors to the MedicalPro are Medek, Biotron, Boston Scientific, Abbot and Ihealth. The Company's primary competitive advantages are cost and its ability to transmit data directly to the physician's portal, fully HIPAA compliant.
- Primary Competitors to the Traccom Basic Tracker are GeGo, Samsung Smart Things, Spy tec, Tile Pro and GLCON. The Company's primary competitive advantages are cost, exceeding airlines compliance for redundant shut off in flight and that it is a 4G/5G LTE device.
- The Company believes its overarching competitive advantage is that it is vertically integrated in having its own proprietary connectivity network that Joe described.

The Company - Economics

- The Company has two (2) revenue streams. The first is the sale of the device itself and the second is the recurring annual connectivity service subscription revenue.
- At this time, the MedicalPro Remote Patient Monitoring device will sell at $79 and the average selling price of the ancillary devices is at $25. The monthly connectivity service subscription is $22 for each Medical Pro. The MedicalPro is fully covered by Medicare and supplental insurance.
- The selling price of the Traccom Basic Tracker is $99 and the annual connectivity service subscription is $29.99.
- The weighted gross margin in the first year for both products is 52%, increasing to 64% by year 3 due to the higher margin service revenue.

Our Launch Plan

- Our first full year of sales is forecasted to reach $4.6 million based on selling 10,500 units of the MedicalPro and 17,500 units of the Traccom Basic Tracker.
- Once funding is in place, the Company will:

1. Place its initial full production purchase orders (90 days leadtime). Our manufacturer is based in South Korea and will produce our product in Vietnam.
2. Complete the development of its direct to consumer website for the Traccom Basic Tracker
3. Build out its initial operational infrastructure: hiring four employees, securing office space in McKinney, TX, signing the contracts with 3PL for warehousing and distribution and the Max Borges Agency for marketing and selling oversight

TRACCOM
HEALTH, LOGISTICS, TRACKING

Our Funding Initiative

- We are looking to raise a net $950,000 from the Reg A Tier 2 Filing comprised of 350,000 shares @ $2.85 / share. As of today, there have been 14,250 shares sold.

- We are actively exploring capital raising options in the near term.

TRACCOM
HEALTH, LOGISTICS, TRACKING

How to Buy Our Stock

- Our stock can be bought at the subscription price of $2.85 / share by going to the Colonial Stock Transfer website below:
  https://o.equitytrack.co/Home/CrowdFunding?Id=20

- Resources current in place:
  - Transfer Agent
  - Market Maker – Glendale Securities
  - Auditor
  - Tax Accountant
  - Investor Relations
  - Securities Law Firm

TRACCOM
HEALTH, LOGISTICS, TRACKING

THANK YOU !

TRACCOM

HEALTH, LOGISTICS, TRACKING